DREYFUS INSTITUTIONAL RESERVES FUNDS

Rule 18f-3 Plan

Rule 18f-3 under the Investment Company Act of 1940, as amended (the "1940 Act"), requires that the Board of an investment company desiring to offer multiple classes pursuant to said Rule adopt a plan setting forth the separate arrangement and expense allocation of each class, and any related conversion features or exchange privileges.

Dreyfus Institutional Reserves Funds (the "Trust"), on behalf of its series listed on Schedule A attached hereto, as such Schedule may be revised from time to time (each, a "Fund"), desires to offer multiple classes in accordance with Rule 18f-3, and the Trust's Board, including a majority of the Board members who are not "interested persons" (as defined in the 1940 Act), has determined that the following plan is in the best interests of each class individually and the Fund as a whole:

1.       Class Designation: Fund shares shall be divided, except as otherwise indicated on Schedule A hereto, into Institutional shares, Hamilton shares and Premier shares.

2.       Differences in Services: The services offered to shareholders of each Class, as described in the Funds' prospectuses or statement of additional information, shall be substantially the same, except for the level of certain services provided to holders of Hamilton shares and Premier shares pursuant to a Shareholder Services Plan and to holders of Premier shares pursuant to an Administrative Services Plan.

Hamilton shares and Premier shares shall be subject to an annual service fee at the rate set forth on Schedule B attached hereto payable to the Fund's distributor in respect of the provision of personal services to shareholders of such Classes and/or the maintenance of shareholder accounts, pursuant to a Shareholder Services Plan.

Premier shares shall be subject to an annual administrative services fee at the rate set forth on Schedule C attached hereto in respect of the provision of recordkeeping and other related services, pursuant to an Administrative Services Plan

3.       Distribution Arrangements: Each Class of shares shall be offered at net asset value as described in the Funds' prospectuses. No Class shall be subject to any front-end or contingent deferred sales charges.

4.       Expense Allocation: The following expenses shall be allocated, to the extent practicable, on a Class-by-Class basis: (a) fees under the Shareholder Services Plan and Administrative Services Plan; (b) printing and postage expenses related to preparing and distributing materials, such as shareholder reports, prospectuses and proxies, to current shareholders of a specific Class; (c) the expense of administrative personnel and services as required to support the shareholders of a specific Class; (d) litigation or other legal expenses relating solely to a specific Class; (e) transfer agent fees identified by the Fund's transfer agent as being attributable to a specific Class; and (f) Board members' fees incurred as a result of issues relating to a specific Class.

5.       Conversion Features: No Class shall be subject to any automatic conversion feature. Shares of one Class of a Fund may be converted into shares of another Class of the Fund, provided that, if the conversion is requested by a shareholder, the shareholder requesting the conversion meets the eligibility requirements for the purchase of the new Class of shares of the Fund; provided further, that the Class of shares to be received in the conversion has a lower total expense ratio than the shares of the Class being converted.

6.        Exchange Privileges: Shares of a Class shall be exchangeable only for (a) share classes of other Funds, (b) share classes of the investment companies listed on Schedule D attached hereto and (c) shares of certain other investment companies, in each case, as specified from time to time.

Dated: March 25, 2008

Amended as of: February 1, 2021

SCHEDULE A

Dreyfus Institutional Reserves Funds

--Dreyfus Institutional Preferred Government Money Market Fund*

--Dreyfus Institutional Preferred Treasury Obligations Fund*

--Dreyfus Institutional Treasury Securities Cash Advantage Fund

A-1

SCHEDULE B

Name of Series and/or Class	Service Fee as a Percentage of the Average Daily Net Assets of the Class

Dreyfus Institutional Preferred Government Money Market Fund
Hamilton shares	0.05%

Dreyfus Institutional Preferred Treasury Obligations Fund
Hamilton shares	0.05%

Dreyfus Institutional Treasury Securities Cash Advantage Fund
Hamilton shares	0.04%

B-1

SCHEDULE C

Name of Series and/or Class	Administrative Services Fee as a Percentage of the Average Daily Net Assets of the Class

Dreyfus Institutional Treasury Securities Cash Advantage Fund
Premier shares	0.04%

C-1

SCHEDULE D

Dreyfus Institutional Preferred Money Market Fund

Dreyfus Institutional Preferred Treasury Securities Money Market Fund

Dreyfus Cash Management

Dreyfus Government Cash Management

Dreyfus Government Securities Cash Management

Dreyfus AMT-Free Municipal Cash Management Plus

Dreyfus AMT-Free New York Municipal Cash Management

Dreyfus Tax Exempt Cash Management

Dreyfus Treasury Obligations Cash Management

Dreyfus Treasury Securities Cash Management

BNY Mellon Ultra Short Income Fund

D-1

* The Fund offers Institutional shares and Hamilton shares only.